Exhibit 99.1

MUSCLEPHARM REPORTS ITS FIRST QUARTERLY

POSITIVE ADJUSTED OPERATING INCOME OF $2.8 MILLION

- Gross Sales Increase 29% to a Record $24.9 Million While Gross Profit Margin Rises From 22% to 36% -

DENVER, COLORADO – May 15, 2013 – MusclePharm Corporation (OTCQB: MSLP), a fast growing company that develops and markets sports nutritional supplements which address active lifestyles, announced today its financial results for the first quarter ended March 31, 2013 (“Q1 2013”).

For Q1, 2013, prior to accounting for a non-cash, stock-based compensation consulting expense of approximately $3.6 million, the Company reported its first quarterly positive adjusted operating income of $2.8 million. After taking effect for the $3.6 million consulting expense, the Company recorded a net loss from operations of ($721,000) as compared to a net loss from operations of ($727,000) in Q1 2012.

Commenting on the results, Brad Pyatt, MusclePharm's Founder & CEO, stated, “We feel the quarter represents a critical inflection point for MusclePharm as we were able to transition from quarterly operating losses to reporting our first quarter of positive adjusted operating income of $2.8 million. The initiatives we implemented over the past two quarters resulted in substantial growth in both revenue and gross margins. The results support our 2013 strategic plan of aggressively growing sales and increasing brand awareness, while maintaining profitable operating results.”

Pyatt continued, “We are well positioned within the fast-growing sports nutritional space having a brand and award winning products that are gaining momentum by the day. Having raised $18 million in the first quarter of 2013, the company now has a working capital surplus for the first time in its history. Having capital allows us to both increase operating efficiencies as well as pursue new business opportunities that we believe can add value to the company. We remain on track to meet our previous guidance for gross revenue to exceed $100 million in 2013.”

Recent Company highlights include:

•	In February, the Company successfully completed the final closing of a $12.0 million registered direct offering of its Series D Convertible Preferred Stock. The Frost Group, LLC, headed by Miami entrepreneur Dr. Phillip Frost, was the lead investor in the offering investing a total of $2.9 million.

•	In February, the Company was given the 2012 GNC "Rising Star" vendor award in the sports category. The GNC Rising Star award is given annually to an emerging brand that has demonstrated strong sales growth in a short time period. The winner has proven to fully support GNC customers in regards to favorable promotional activity and programs and show significant growth potential.

•	In March, MusclePharm launched FitMiss™, a new and innovative branded line of fitness supplements which is designed, dosed and formulated specifically for women with active lifestyles. With an eye-catching black and hot pink product label accentuated with an image of an active woman, FitMiss™ is a full line of six distinct products, each of which having specific attributes designed to help active women achieve their health and fitness goals.

•	Over the past two months, the Company signed separate endorsement deals with the NFL San Francisco 49ers Super Bowl quarterback Colin Kaepernick; Denver Broncos star wide receiver Eric Decker; the Australian rugby superstar, Quade Cooper; and, the reigning UFC Lightweight Champion and 2012 UFC Fighter of the Year, Benson "Smooth" Henderson.

•	In May, the Company named former Office Depot and Arbonne International executive, Richard Estalella, as its Chief Operating Officer. Estalella has over 30 years of proven operations, supply chain, retail, distribution and warehouse experience.

For Q1 2013, gross revenue prior to accounting for discounts and sales allowances was a record $24.9 million, an increase of 29% as compared to $19.3 million in the first quarter of 2012 (“Q1 2012”). Q1 2013 net sales were a record $22.6 million, an increase of 36% over Q1 2012 net sales of $16.6 million. Discounts and sales allowances in Q1 2013 decreased to approximately $2.4 million, or 9.5% of gross sales as compared to approximately $2.7 million, or 14.2% of gross sales in Q1 2012. The increase in net sales was attributable to the Company’s continuous marketing and promotional activities of its MusclePharm brand, new product introductions, an increase in sales and marketing personnel, and a sharp rise in international sales which increased in Q1 2013 by 107% to $6.7 million, as compared to $3.3 million in Q1 2012.

For Q1 2013, gross profit margin expanded to a record level of approximately 36% of net sales as compared to a gross profit margin of 22% of net sales in Q1 2012. The increase in gross margin was a result of a reduction in discounts and sales allowances, reduced cost of goods as a result of lower raw product costs and more favorable pricing from the Company’s primary manufacturer, and a reduction in shipping costs.

For Q1 2013, general and administration (“G & A”) expenses increased to approximately $8.9 million as compared to approximately $4.4 million in Q1 2012. The increase in G &A was primarily due to the Company recording a non-cash, stock-based compensation consulting expense of approximately $3.6 million paid to two outside consultants.

For Q1, 2013, the Company recorded other expenses of approximately $6.6 million as compared to other expenses of $15.3 million in Q1 2012. Q1 2013 other expenses included a change in the fair value of derivatives liabilities of approximately $6 million and interest expense of approximately $780,000.

Income available to common stockholders for Q1 2013 was ($7.4 million) or ($1.78) per diluted share as compared to income available to common stockholders of ($16.0 million) or ($11.23) per diluted share in Q1 2012. The weighted average number of fully diluted shares outstanding for Q1 2013 was 4,128,679.

Shareholders’ equity at March 31, 2013 increased to $7.2 million as compared to ($9.8 million) at March 31, 2012. At the end of Q1 2013, the Company had no long-term debt, approximately $8.5 million of cash and cash equivalents, and approximately $19 million in current assets. As of May 7, 2013, there were approximately 7.1 million shares of common stock outstanding and 322,000 shares of Series D Convertible Preferred stock outstanding which are convertible into a total of 644,000 shares of common stock.

MusclePharm management will discuss these results during a conference call to be broadcast live over the Internet today starting at 4:45 pm EDT.

Conference call particulars are as follows:

•	Date - Wednesday, May 15, 2013
•	Time - 4:45 p.m. EDT / 1:45 p.m. PDT
•	Dial in number – (877) 407-9126 or (201) 493-6751 for international callers
•	Both the live Internet broadcast and replay can be accessed at:

http://musclepharm.equisolvewebcast.com/q1-2013

Management will take a limited number of questions from analysts and institutional investors follow the presentation.

ABOUT MUSCLEPHARM CORPORATION

MusclePharm is a fast growing company that develops and markets sports nutritional supplements which address active lifestyles, including muscle building, weight loss and maintaining general fitness through a daily nutritional supplement regimen. The products are formulated through a six-stage research process using the expertise of leading nutritional scientists. MusclePharm’s products are sold to consumers in more than 90 countries and available in over 10,500 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. MusclePharm products also are sold through more than 100 online channels globally, including bodybuilding.com, amazon.com and vitacost.com. MusclePharm also owns FitMiss™, a branded line of fitness supplements which is designed, dosed and formulated specifically for women with active lifestyles. For more information, please visit http://musclepharm.com/.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

MUSCLEPHARM

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31 2013	December 31 2012
Assets
Current assets, net	$18,982,167	$4,949,881
Fixed assets, net	1,409,596	1,356,364
Other non-current assets, net	145,494	460,482
Total Assets	$20,537,257	$6,766,727

Liabilities and Stockholders’ Equity
Current liabilities	$13,309,425	$16,520,456
Long-term liabilities	506	4,523
Stockholders’ equity	7,227,326	(9,758,252)
Total Liabilities and Equity	$20,537,257	$6,766,727

The following table reconciles the SG&A information presented in this press release to GAAP measures presented in the Quarterly Report on Form 10-Q for the period March 31, 2013.

MUSCLEPHARM

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	March 31,
	2013	2012
Net Sales	$22,561,167	$16,560,680
Cost of sales	14,396,406	12,895,162
Gross profit	8,164,761	3,665,518
Operating expenses
General and administrative	8,566,669	4,141,790
Loss from operations	(401,908)	(476,272)
Other expense, net	(5,860,181)	(12,737,484)
EBIDTA	(6,262,089)	(13,213,756)
Interest, depreciation and amortization	(1,099,892)	(2,821,537)
Net income (loss)	$(7,361,981)	$(16,035,293)
Net loss per common share – basic and diluted	(1.78)	(11.23)
Weighted average common share outstanding – basic and diluted	4,128,679	1,428,024

MusclePharm Company Contact:

John H. Bluher, Executive V.P.

Telephone: 303-618-0902

john@musclepharm.com

MusclePharm Investor Contact:

The Del Mar Consulting Group, Inc.	or	Alex Partners, LLC
Robert B. Prag, President		Scott Wilfong, President
Telephone: 858-794-9500		Telephone: 425-242-0891
Email: bprag@delmarconsulting.com		Email: Scott@alexpartnersllc.com

#END#